Exhibit 15.1

Awareness Letter of KPMG, Independent Auditor

October 9, 2015

The Board of Directors

Australia and New Zealand Banking Group Limited

Level 9, 833 Collins Street

Docklands Vic 3008

Re: Registration Statement No. 333-181822

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 4, 2015 and April 30, 2014, related to our reviews of interim financial information, consisting of the unaudited condensed consolidated financial statements for the six month periods ending March 31, 2015 and March 31, 2014, respectively.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG
KPMG

/s/ Andrew Yates
Andrew Yates
Partner

Melbourne, Australia